Exhibit 10.5

March 16, 2006

FermaVir Pharmaceuticals, Inc.
420 Lexington Avenue, Suite 445
New York, NY 10170

Gentlemen:

FermaVir Pharmaceuticals, Inc. (the “Company”) has requested that I agree to certain modifications of Option No. 0-FERMAVIR-05-A-003, granted to me as of February 22, 2005 (the “NQSO Options”), which presently permit me to acquire 525,000 shares of the Company’s common stock for $.75 per share in order to facilitate financing for the Company. I refer you to the Repurchase Option Agreement dated as of the date of this letter (the “Repurchase Agreement”) between the Company and Chris McGuigan. Unless otherwise defined in this letter, capitalized terms herein shall have the meanings assigned to them in the Repurchase Agreement.

In consideration of the Company entering into the Technology Acquisition Agreement (the “TAA”), I agree:

(a) not to exercise in excess of 52,500 of the NQSO options until Phase I Clinical Trials have commenced for a product utilizing the Licensed Subject Matter (as reasonably determined by the Company, provided such determination will not be necessary if, following receipt of all requisite regulation approvals, human patients have been administered a product incorporating the Licensed Subject Matter).

(b) In the event the Trigger Event occurs, I agree that upon exercise of the Company’s Option set forth in Section 2A of the Repurchase Agreement and the payment to me of $50,000, the Company will cancel 472,500 options to purchase the Company’s common stock represented by Option No. 0-FERMAVIR-05-A-003. In addition, pursuant to Section 2.4 of the TAA, within thirty (30) days after the Exercise Notice (as defined in the TAA) has become effective, the Company shall transfer, in exchange for the consideration set forth in Section 2.3 of the TAA, all rights, title and interest in and to the Core Technology (as defined in the TAA), without any encumbrance or lien (but subject to any development or research right or licenses granted by the Company prior to the Exercise Date (as defined in the TAA) and the payment of the Purchase Note (as defined in the TAA)), and the Company will deliver the Core Technology, including any documentation thereto, to the Holders or any assignee of the Holders, including, without limitation, University Cardiff Consultants Limited, as directed in the Exercise Notice.

Very truly yours,

/s/ Jan Balzarini

Jan Balzarini